EXHIBIT 99.1

Fifth Street Finance Corp. Receives Second SBIC License

WHITE PLAINS, N.Y., May 22, 2012 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (Nasdaq:FSC) ("Fifth Street") today announced that its wholly-owned subsidiary, Fifth Street Mezzanine Partners V, L.P. (the "SBIC Subsidiary") has received a license from the United States Small Business Administration ("SBA") to operate as a Small Business Investment Company ("SBIC"). This is the second SBIC license granted to Fifth Street through its SBIC subsidiaries.

Fifth Street has previously deployed $150 million in debentures pursuant to its first SBIC license. Current SBA regulations would permit the SBIC Subsidiary to issue up to $75 million in debentures.

"We are delighted that the SBA has granted us a second license, which allows us to continue providing flexible financing solutions to smaller companies," said Bernard Berman, Fifth Street's President. "We have cultivated a well-diversified financing platform that enables us to support companies seeking to attain the next level of growth."

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Alexander C. Frank, Chief Financial Officer
         Fifth Street Finance Corp.
         (914) 286-6855
         ir@fifthstreetfinance.com

         Media Contact:
         Steve Bodakowski
         CJP Communications
         (203) 254-1300 ext. 141
         CJP-FifthStreet@CJPCom.com